Exhibit 4.1

SECOND AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

REFERENCE IS MADE to that certain Shareholders Rights Agreement dated as of September 22, 2005, as amended from time to time (the “Rights Plan”), between Idaho General Mines, Inc., an Idaho corporation (the “Company”), and Columbia Stock Transfer Company (the “Rights Agent”).

WHEREAS, the Board of Directors previously completed a private placement (the “Private Placement”) of units (the “Units”), comprised of shares of the Company’s common stock (“Common Shares”) and warrants to purchase Common Shares (the “Warrants”), pursuant to a Private Placement Memorandum dated February 9, 2006;

WHEREAS, the Company amended the Rights Plan to except the purchasers of the Units (the “Purchasers”) from the definition of Acquiring Person under the Rights Plan in connection with the Private Placement; and

WHEREAS, Coghill Capital Management, LLC and/or one or more of its affiliates (referred to herein collectively as “Coghill”) were Purchasers in the Private Placement and Coghill has expressed an interest to purchase additional Common Shares in the public market and the Board has considered such request and, subject to the limitations set forth herein, believes such acquisition by Coghill is desirable and consistent with the objectives of the Board of Directors in adopting the Rights Plan.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Pursuant to Section 27 thereof, Section 1(a) of the Rights Plan is hereby amended to add a new third paragraph to the definition of “Acquiring Person” as follows:

“Coghill will not be deemed to be an Acquiring Person by virtue of their purchase of additional Common Shares on or prior to September 30, 2006; provided, however, that if Coghill acquires additional shares of Common Stock that causes it to become the Beneficial Owner of more than 28.5% of the Common Shares then outstanding at any time, then as of the date of such acquisition Coghill shall become an Acquiring Person for purposes of the Rights Plan unless the Board of Directors and the Rights Agent otherwise determine or as otherwise set forth in the Rights Plan.”

2.  Except as expressly amended hereby, the Rights Plan shall remain in full force and effect as by its terms set forth.  Capitalized terms used but not defined herein have the meanings assigned to them in the Rights Plan.

DATED as of this 8th day of September, 2006.

IDAHO GENERAL MINES, INC.

COLUMBIA STOCK TRANSFER COMPANY

By:

/s/ Robert L. Russell

By:

/s/ Michelle King

Robert L. Russell

Michelle King

Its:

President & CEO

Its:

President